Filed Pursuant to Rule 433

Registration No. 333-205684

FREE WRITING PROSPECTUS

(To Prospectus dated June 29, 2016

as supplemented by Supplement No.1 dated

October 11, 2016, Supplement No. 2 dated

November 15, 2016 and Supplement No. 3

dated November 29, 2016)

Rich Uncles wants to help you get your house in order before the new year!	browser view

Just 24 days left to invest in 2016!

Hello [Name],

This is [Name], your Investor Relations Specialist at Rich Uncles.

With 2017 quickly approaching, and year-end financial and tax planning in mind, we are working overtime to ensure that everyone who wants to consider an investment in Rich Uncles before the end of the year, including via a retirement account, has time to speak with us.

If you would like to schedule a 1:1 consultation with me before vacations and family time takes over, please click on the link below and let me know when you are available:

Click here to schedule a 1:1 consultation with me

Our phones have been ringing off the hook from people wanting to:

•	Diversify out of the stock market, and into income-producing commercial real estate;

•	Catch up on retirement contributions utilizing Rich Uncles IRA.

•	Give the perfect holiday gift... REIT shares!

Click here to schedule a 1:1 consultation with me

If you have any questions, please feel free to call or email me at any time. I'm looking forward to speaking with you soon!

Sincerely,

[Name]
Investor Relations Account Executive
949-629-3896
wes@richuncles.com

About Rich Uncles

Rich Uncles is a Real Estate Investment Trust (REIT) that allows small investors the opportunity to invest in commercial property.

Learn more

Contact Us

3080 Bristol Street, Suite 550
Costa Mesa, CA 92626
info@RichUncles.com
1-855-Rich-Uncles (1-855-742-4862)

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Rich Uncles NNN REIT, Inc. has filed a registration statement (including prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/prospectus-nnn/g4y7/15207394. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/2016-12-06/g4y9/15207394).

Our mailing address is:

Rich Uncles
3080 Bristol Street, Suite 550
Costa Mesa, CA 92626

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